Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
ICR, Inc.
Allison Malkin/Alecia Pulman
(203) 682-8225/(203) 682-8224
ULTA ANNOUNCES FIRST QUARTER 2010 RESULTS
First Quarter Comparable Store Sales Increase 10.8%
First Quarter Diluted EPS of $0.23, a 187% Increase
Expects 2Q Comparable Store Sales Increase of 7% to 9%
     Bolingbrook, IL — June 3, 2010 — Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen week period (“First Quarter”) ended May 1, 2010, which compares to the same period ended May 2, 2009.
For the First Quarter:
•	Net sales increased 19.1% to $320.2 million from $268.8 million in the first quarter of fiscal 2009;

•	Comparable store sales (sales for stores open at least 14 months) increased 10.8% compared to a decrease of 2.3% in the first quarter of fiscal 2009;

•	Pre-opening expenses decreased $0.7 million to $0.5 million in the first quarter fiscal 2010 due to the planned decrease in the Company’s first quarter new store openings;

•	Operating income increased 160.6% to $23.3 million compared to $9.0 million in the first quarter of fiscal 2009;

•	Net income increased 177.7% to $13.7 million compared to $4.9 million in the first quarter of fiscal 2009;

•	Income per diluted share increased to $0.23, compared to $0.08 in the first quarter of fiscal 2009.

Lyn Kirby, CEO of Ulta stated: “We are very pleased to report an excellent start to fiscal 2010. Our first quarter performance, which included a 10.8% comparable store sales increase and a 19.1% total sales increase, accelerated from our strong fourth quarter growth and exceeded our expectations. We attribute our ongoing strength to the success of our strategies including increasing profitable market share by capitalizing on the advantages of our business model with dynamic marketing, compelling brands and providing our customers with the preferred beauty shopping experience. Our sales growth was balanced across all major categories and our comparable store sales included increases in both customer counts and average ticket. We also accomplished this with a 70 basis point increase in merchandise margin and 40 basis points of leverage in marketing. These operating improvements, along with our continued discipline in managing our cost structure, led to a more than doubling in our operating earnings and a nearly three-fold increase in earnings per share for the quarter.”
“In the second quarter, as outlined in our guidance, we expect to continue to see strong customer response to our topline strategies and expect to continue to deliver strong earnings growth," Ms Kirby continued. “During the second quarter, we will introduce the Philosophy skincare line, as we continue to expand our prestige offerings. Our new store expansion and remodel program for 2010 remains on track. Further, our expense and balance sheet management initiatives position us to continue to generate free cash flow while investing in support of our long term growth. Following quarter end, Chuck Rubin joined Ulta as President and COO. We are delighted to have Chuck on board and are progressing toward his transition to CEO over the next few months. We continue to believe we have developed a solid foundation to achieve sustained long term growth and believe fiscal 2010 will represent another strong year for Ulta, delivering increased value for our shareholders.”
Balance Sheet and Cash Flow
          Merchandise inventories at the end of the first quarter totaled $228.1 million, compared to $230.3 million at the end of first quarter fiscal 2009, representing a decrease of $2.2 million. The decrease is due to an 8.7% decrease in average inventory per store driven by management initiatives offset by the addition of 27 net new stores opened since May 2, 2009.
          The Company did not utilize its credit facility during the quarter and ended the quarter with no borrowings outstanding.
Store Expansion
          During the first quarter, the Company opened 2 stores located in Port Orange, FL and Yorkville, IL and relocated 1 store in South Aurora, CO. In addition, the Company closed 1 store. The Company ended the first quarter with 347 stores and square footage of 3,632,021, which represents a 9% increase compared to the first quarter of fiscal 2009.

Outlook
          For the second quarter of fiscal 2010, the Company currently expects net sales in the range of $311 million to $317 million, compared to actual net sales of $273.5 million in the second quarter of fiscal 2009. This assumes comparable stores sales increase 7% to 9%, compared to a decrease of 1.7% in the second quarter last year.
          Income per diluted share for the second quarter of fiscal 2010 is estimated to be in the range of $0.16 to $0.18, which includes $0.03 per share of incremental compensation expense related to the recently announced addition of the Company’s President and COO. Adjusted income per diluted share, which excludes the incremental compensation expense, is estimated in the range of $0.19 to $0.21. This compares to income per diluted share for second quarter fiscal 2009 of $0.10.
For fiscal 2010, the Company continues to plan to:
•	open approximately 46 new stores, remodel 13 stores and relocate 6 stores;

•	incur capital expenditures of approximately $100 million, compared to $68.1 million in fiscal 2009;

•	reduce inventory by approximately 5% on an average per store basis by year end 2010

•	permanently reduce expenses by $5 million; and

•	generate free cash flow.

Conference Call Information
     A conference call to discuss third quarter results is scheduled for today, June 3, 2010, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on June 10, 2010 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 350912.
About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer. Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 350 retail stores across 38 states and also distributes its products through the Company’s website: www.ulta.com.
Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended January 30, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended May 1, 2010. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Income
(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	May 1,		May 2,
	2010		2009
	(Unaudited)		(Unaudited)
Net sales	$320,196	100.0%	$268,825	100.0%
Cost of sales	215,661	67.4%	189,283	70.4%

Gross profit	104,535	32.6%	79,542	29.6%

Selling, general and administrative expense	80,729	25.2%	69,393	25.8%
Pre-opening expenses	474	0.1%	1,195	0.4%

Operating income	23,332	7.3%	8,954	3.3%
Interest expense	118	0.0%	671	0.2%

Income before income taxes	23,214	7.2%	8,283	3.1%
Income tax expense	9,553	3.0%	3,363	1.3%

Net income	$13,661	4.3%	$4,920	1.8%

Net income per common share:
Basic	$0.23		$0.09
Diluted	$0.23		$0.08

Weighted average common shares outstanding:
Basic	58,306		57,743
Diluted	60,276		58,750

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Balance Sheets
(In thousands)

	May 1,	January 30,	May 2,
	2010	2010	2009
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,670	$4,017	$3,840
Receivables, net	8,051	13,477	12,392
Merchandise inventories, net	228,082	206,948	230,286
Prepaid expenses and other current assets	29,134	30,272	24,200
Prepaid income taxes	—	—	5,890
Deferred income taxes	8,060	8,060	8,195

Total current assets	281,997	262,774	284,803

Property and equipment, net	285,766	290,861	286,140

Total assets	$567,763	$553,635	$570,943

Liabilities and stockholders’ equity
Current liabilities:
Current portion — notes payable	$—	$—	$12,534
Accounts payable	60,693	56,387	53,500
Accrued liabilities	54,789	59,189	43,757
Accrued income taxes	6,740	10,781	—

Total current liabilities	122,222	126,357	109,791

Notes payable — less current portion	—	—	88,047
Deferred rent	114,051	113,718	104,168
Deferred income taxes	20,952	20,952	17,616

Total liabilities	257,225	261,027	319,622

Commitments and contingencies

Total stockholders’ equity	310,538	292,608	251,321

Total liabilities and stockholders’ equity	$567,763	$553,635	$570,943

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Statements of Cash Flows
(In thousands)

	13 Weeks Ended
	May 1,	May 2,
	2010	2009
	(Unaudited)
Operating activities
Net income	$13,661	$4,920
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,918	15,365
Non-cash stock compensation charges	1,735	1,295
Excess tax benefits from stock-based compensation	(724)	—
Loss on disposal of property and equipment	197	39
Change in operating assets and liabilities:
Receivables	5,426	5,876
Merchandise inventories	(21,134)	(16,684)
Prepaid expenses and other assets	1,138	94
Income taxes	(3,317)	2,738
Accounts payable	4,306	5,689
Accrued liabilities	(7,722)	(4,255)
Deferred rent	333	2,880

Net cash provided by operating activities	9,817	17,957

Investing activities
Purchases of property and equipment	(7,698)	(12,320)

Net cash used in investing activities	(7,698)	(12,320)

Financing activities
Proceeds on long-term borrowings	—	284,284
Payments on long-term borrowings	—	(289,750)
Proceeds from issuance of common stock under stock plans	1,810	31
Excess tax benefits from stock-based compensation	724	—

Net cash provided by (used in) financing activities	2,534	(5,435)

Net increase in cash and cash equivalents	4,653	202
Cash and cash equivalents at beginning of period	4,017	3,638

Cash and cash equivalents at end of period	$8,670	$3,840

Exhibit 4
2010 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores open
	at beginning of the	opened during the	closed during the	at end of the
Fiscal 2010	quarter	quarter	quarter	quarter

1st Quarter	346	2	1	347

Gross square feet
	Total gross square	for stores opened	Gross square feet	Total gross square
	feet at beginning	or expanded during	for stores closed	feet at end of the
Fiscal 2010	of the quarter	the quarter	during the quarter	quarter

1st Quarter	3,613,840	28,977	10,796	3,632,021